Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (no. 333-78051) and Form S-8 (no. 333-69827, 033-65142, 033-62718 and 033-49704) of Hickory Tech Corporation of our report dated February 2, 2001 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in Hickory Tech Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.  We also consent to the incorporation by reference of our report dated February 2, 2001 relating the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 29, 2001